EXHIBIT 10.1
English translation for information purposes only.

TERMINATION AND SETTLEMENT AGREEMENT

BETWEEN:

The company LIVANOVA France SAS with share capital of 82,200,000 euros, with registered office at Parc d'affaires Novéos – 4 avenue Réaumur – 92140 CLAMART and registered on the Nanterre Trade and Companies Register under number 477 828 412, represented by Mr. Yann JOURNO, Vice President Human Resources;

PARTY OF THE FIRST PART,

AND:

Mr. Michel DARNAUD residing at 51, avenue du Grand Veneur – 78110 LE VESINET;

PARTY OF THE SECOND PART

THE FOLLOWING IS HEREBY AGREED BY THE ABOVE NAMED PARTIES:
Mr. Michel DARNAUD was hired by Sorin Group France SAS on 4th February 2008. He acted as President of the Cardiac Surgery Business Unit until 6th July 2016, upon which date the new organization of the LivaNova Group was announced. As of this date, he is the President ad interim of the "Japan" Region.
Following the announcement, on 26th February 2015, of the merger between Sorin Group and the American company Cyberonics, Mr. Michel DARNAUD and the Company, represented by its CEO, André-Michel BALLESTER, signed an agreement pertaining to the potential termination of his contract, which would intervene within two years of the closing of the merger (19th October 2015).
On 1st July 2016, the company Sorin Group France SAS became the company LIVANOVA France SAS.
Following the announcement of LivaNova group's new organization on 6th July 2016, Mr. Michel DARNAUD, having understood that his current position as President of the BU was not to be maintained, expressed to the Company his intention to enforce the agreement signed in 2015 (after the announcement of the merger, on 26th February 2015, and before its closing on 19th October 2015) by requesting to take his retirement as of 31st March 2017.
The Company, in recognition of Mr. Michel DARNAUD's dedication and the quality of his work, accepted this request and proposed the formalization of their agreement by this document entitled "Termination and Settlement Agreement".
Mr. Michel DARNAUD has agreed to the drawing up of the present summary document, which was written and prepared by the Company and reviewed by Mr. Michel DARNAUD before final signature by the parties.

CLAUSE 1: TERMINATION OF THE EMPLOYMENT AGREEMENT
The termination of the employment agreement between Mr. Michel DARNAUD and LIVANOVA France SAS is ratified and subsequent to the retirement request made by Mr. Michel DARNAUD, by hand-delivered letter, dated 28th July 2016.
He accepts all responsibility for the consequences thereof, without contest, upon fulfillment of the obligations provided for below.

CLAUSE 2: FULL AND FINAL SETTLEMENT
The parties refer to the amounts due by LIVANOVA France SAS to Mr. Michel DARNAUD in full and final settlement as follows:

-
compensation for paid leave and long service leave earned but not taken as at the date of the present agreement, less the applicable employee social insurance contributions, which shall settle all rights of this nature;

-	compensation for the "thirteenth month" payment, pro-rated for the period between 1st January 2017 and 31st March 2017, less the applicable employee social insurance contributions;

-
compensation equivalent to two years' basic salary, i.e. a gross amount of 915,960 € (nine hundred and fifteen thousand nine hundred and sixty euros), less the applicable employee social insurance contributions;

-
compensation equivalent to two years' bonus payments calculated at 100% attainment of objectives, i.e. a gross amount of 567,895 € (five hundred and sixty-seven thousand eight hundred and ninety-five euros), less the applicable employee social insurance contributions;

-
retirement benefit , calculated according to the legislation in force, corresponding to a gross amount of 98,029 € (ninety-eight thousand and twenty-nine euros), less the applicable employee social insurance contributions;

-	payment of his 2016 bonus according to the plan and rules set out at the beginning of 2016.

Mr. Michel DARNAUD recognizes that these amounts constitute a full and final settlement.
The payment of part of these amounts for a net total of 500,000 € (five hundred thousand euros) is subject to the signature of the present settlement agreement.
At the request of Mr. Michel DARNAUD, this amount shall be paid to him by bank transfer by no later than 6th September 2016.

CLAUSE 3:  LONG TERM INCENTIVE (LTI) AND STOCK APPRECIATION RIGHTS (SAR) PAYMENT ARRANGEMENTS
At the effective date of the termination of his employment agreement, 31st March 2017, Mr. Michel DARNAUD holds the following stock awards:

1.	3,436 RSUs granted under the Sorin Group LTI plan

2.	9,398 SARs granted under the Sorin Group plan, with a strike price of $51.34 USD, exercisable under the term of the relevant plan and in any event within a period of three months from 31st March 2017

3.	51,252 SARs granted under the LivaNova plan, at a strike price of $69.39 USD, exercisable within a period of twelve months as from 31st March 2017

Mr Michel DARNAUD is fully and solely responsible for the declaration and payment of the taxes due on any amount or element resulting from the present settlement and hereby expressly waives any right to action or claim against his employer.
Furthermore, the employee contributions applicable to the amounts received in relation to the LTIs and SARs shall be deducted in advance from Mr. Michel DARNAUD's full and final settlement. He accepts in advance that this benefit in kind shall be assessed in the following way:

1.	Gain on purchase from the RSU issued according to the Sorin Group LTI Plan

Mr. Michel DARNAUD accepts in advance that the gain on purchase derived from the Sorin Group LTI plan shall be considered an amount of 160,736 euros, calculated by multiplying the potential number of LivaNova RSU in question, 3,436 shares, by 46,78 euros.

2.	Potential gain on purchase from the SARs issued according to the Sorin Group plan, acquired at a strike price of $51.34 USD:

Mr. Michel DARNAUD accepts that the potential gain on purchase derived from these SARs shall be considered an amount of 22,649 euros, or 9,398 shares multiplied by 2,41 euros, corresponding to the difference (converted into euros according to the current exchange rate on the date of release of the shares) between the LivaNova share value in USD, established at $54 dollars on the date of release of the shares, and the strike price of $51.34 dollars.

3.	Gain on purchase from the SARs issued according to the LivaNova plan, acquired at the strike price of $69.39 USD:

Insofar as, at the signature date of the present settlement agreement, the LivaNova share price is lower than the strike price of $69.39 USD, LIVANOVA France SAS accepts to not valuate the potential gain on purchase upon the date of termination of the contract, which would cause a preemptive deduction of the employee's social security contributions.
In return, Mr. Michel DARNAUD agrees to pay LIVANOVA France SAS any employee social security contributions that may apply as a result of a gain on purchase in the event that the share price exceeds the strike price of $69.39 USD upon the date of release falling within twelve months of the termination date of the contract.
The gain on purchase shall correspond to the difference (converted into euros according to the current exchange rate on the date of release) between the release price and the strike price of $69.39 USD multiplied by the number of share options released.

The actual amounts of the benefits in kind detailed above will be known and any discrepancies shall be compensated for by a payslip adjustment:
-	The month following the contract termination for the LTIs;
-	The month of their release for the SARs;
If, at the time the benefits in kind are regularized, the social security contributions are lower than those actually deducted from the full and final settlement, the employer shall reimburse the excess amount deducted upon the issuance of the adjusted payslip.
If, conversely, the social security contributions are higher than those actually deducted from the full and final settlement, Mr. Michel DARNAUD shall reimburse LIVANOVA France SAS the aforementioned social security contributions, before the end of the month during which the adjusted payslip is issued.
Mr. Michel DARNAUD recognizes that, with the exception of the provisions of Clauses 2 and 3 of the present settlement, he will not be entitled to any short-term bonus ("target bonus"), nor to any benefit arising from any other medium or long-term bonus scheme (for example the LTI scheme – "Long Term Incentives"), which he accepts unconditionally.

CLAUSE 4: DIRECTORS AND OFFICERS LIABILITY POLICY
As requested by Mr. Michel DARNAUD, the Company confirms that he shall be covered by the Company's Directors & Officers Liability Policy (Liability Policy D&O:  "Directors & Officers") in force within the LivaNova group, as well as any provision of Italian Law relevant to his mandate as manager within Sorin Group Italia.
The conditions of such insurance policy are detailed in a reference document (Liability Policy D&O:  "Directors & Officers") of which the Company agrees to provide Mr. Michel DARNAUD with a copy upon the date of signature of the present settlement.
For his part, Mr. Michel DARNAUD confirms his commitment to continue to cooperate in good faith with the Company, and in particular with its legal department, with regards to any legal questions arising from the managerial responsibilities he has performed since 2008.

CLAUSE 5: RETURN OF COMPANY PROPERTY
Mr. Michel DARNAUD declares that upon his departure from the Company, he shall not retain any copies of any files or documents that belong to LIVANOVA France SAS, nor to any of the companies, present or future, of the LivaNova group.
He will retain his benefits in kind until the end of his notice period (including notably company car, PC, iPad and mobile phone).
He agrees to return at the end of his notice period all the equipment provided to him for the performance of his duties, as well as the keys/key cards permitting him access to the various company offices.

CLAUSE 6: MUTUAL CONCESSIONS AND COVENANTS

Both the Company and Mr. Michel DARNAUD:
1.
recognise that the concessions provided for by the present document are made as part of a transaction, and are one-off and final, in accordance with the provisions of articles 2044 et seq. of the French Civil Code, and in particular of article 2052 of such Code;

2.
agree that, subject to the performance of the obligations provided for by the present agreement, their respective rights shall have been completely satisfied, and mutually waive their right to any proceeding with a view to demanding an amount of any kind;

3.	agree to refrain from communication of any kind, whether spoken, written or otherwise, that could reasonably be expected to harm the other;

4.	recognise the reciprocal nature of their obligations and that the performance of the other's obligations is directly related to the performance of their own;

5.	agree to perform, irrevocably and in good faith, their obligations under the present agreement, which definitively settles, without exception nor reservation, any matter that exists between them;

6.	affirm that they have been informed of the tax and social consequences arising from the present agreement;

7.	confirm that the present agreement shall have, between the parties, the force of res judicata.

Signed in duplicate
In Clamart,
on 3rd August 2016

/s/ Yann Journo	/s/ Mr. Michel DARNAUD
For the Company LIVANOVA France SAS	Mr. Michel DARNAUD*
Mr. Yann JOURNO*
Vice-President HR

* The signature must be preceded by the following in the signatory's own handwriting: "read and approved, good for agreement on the terms of the settlement and the waiver of all judicial proceedings"